Exhibit 99.1

J. Alexander’s Corporation Reports Results for Fiscal 2011; Same Store Sales Increase 5.4% in Fourth Quarter

Substantial Gains In Sales And Earnings Expected In First Quarter Of Fiscal 2012

NASHVILLE, Tenn.--(BUSINESS WIRE)--March 16, 2012--J. Alexander’s Corporation (NASDAQ: JAX) today reported operating results for the fourth quarter and fiscal year ended January 1, 2012. At the same time, the Company said it expects the first quarter of its new fiscal year to reflect substantial gains in net sales and net income.

A summary of the fourth quarter of 2011 compared to the fourth quarter of 2010 follows:

  Net sales increased 5.5% to $40,918,000 from $38,793,000.
  Average weekly same store sales per restaurant increased by 5.4% on a quarter-to-quarter basis.
  Income before income taxes was $655,000 compared to $732,000 in the 2010 fourth quarter. However, the 2011 results included a charge to general and administrative expenses of approximately $800,000 related to the defense and settlement, which is subject to court approval, of previously disclosed litigation with respect to alleged tip share pool violations.
  Net income was $344,000, or $.06 per diluted share, compared to net income of $495,000, or $.08 per share, in the fourth quarter of 2010. The impact of the litigation related expenses noted above on net income for the fourth quarter of 2011 was approximately $780,000, or $.13 per diluted share.

A summary of the 2011 fiscal year compared to the 2010 fiscal year follows:

  Net sales increased 5.5% to $157,175,000 from $149,018,000.
  Average weekly same store sales per restaurant increased by 5.5% on a fiscal year basis.
  Income before income taxes was $1,147,000 compared to income before income taxes of $444,000 in 2010.
  Net income was $857,000 compared to a net income of $2,796,000 in 2010, and the earnings per diluted share were $.14 compared to earnings per diluted share of $.47 in 2010. An income tax benefit of $2,352,000 was recorded in 2010, while income tax expense of $290,000 was recorded in 2011.

Fourth Quarter Fiscal 2011 Results

Commenting on the fourth quarter of fiscal 2011, Lonnie J. Stout II, Chairman, President and CEO, said, “I am pleased with the performance of our restaurants, especially in light of an unexpected spike in beef prices. The period ended January 1, 2012 marked the ninth consecutive quarter of higher same store sales, and has provided us with considerable momentum heading into fiscal 2012.”

Despite a solid sales improvement in the Company’s fourth quarter, Stout said that continued increases in input costs had a significant impact on cost of sales and operating results. He said that cost of sales was up more than $1 million and rose to 33.6% of net sales in the fourth quarter from 32.8% in the year earlier period.

J. Alexander’s Corporation posted average weekly same store sales per restaurant of $95,100 in the fourth quarter of 2011, an increase from $90,200 in the fourth quarter of 2010. The Company’s average weekly sales per restaurant for the fourth quarters of 2011 and 2010 were the same as the same store averages because all restaurants are currently in the same store base.

“We had many restaurants turn in strong performances in the fourth quarter and full year,” Stout continued, “and some achieved exceptional results. We are continuing to take aggressive steps to strengthen operational execution in our restaurants and boost restaurant operating income.”

The Company’s average weekly guest counts on a same store basis increased by 0.4% in the fourth quarter of 2011 compared to the corresponding quarter of 2010. The average guest check, including alcoholic beverage sales for the quarter, was just over $27.80 and increased by approximately 4.9% from the prior year’s comparable quarter. The estimated cumulative effect of menu price increases for the fourth quarter was approximately 2.9% compared to the fourth quarter of 2010.

The Company’s total labor and related costs for the fourth quarter of 2011 decreased to 32.1% of net sales from 32.9% of net sales in the prior year fourth quarter. Other restaurant operating expenses decreased to 19.9% of net sales from 21.1% of net sales. Depreciation and amortization of restaurant property and equipment decreased to 3.6% of net sales for the fourth quarter of 2011 from 3.8% for the fourth quarter of 2010.

For the fourth quarter of 2011, J. Alexander’s Corporation’s restaurant operating margin (net sales minus total restaurant operating expenses divided by net sales) was 10.8% as compared to 9.4% in the corresponding quarter of the previous year.

Fiscal 2011 Results

Weekly average same store sales per restaurant for the 2011 fiscal year were $91,600, up 5.5% from $86,800 recorded in 2010.

The Company’s average weekly guest counts for 2011 increased by approximately 1.4% on a same store basis from 2010. The average guest check, including alcoholic beverage sales, increased by approximately 3.8% to an estimated $26.87. The effect of menu price increases for 2011 was approximately 2.6% compared to 2010.

Cost of sales for 2011 was 33.2%, up from 32.3% in 2010. Restaurant labor and related costs for 2011 decreased to 33.3% of net sales from 33.9% of net sales in the previous year while other restaurant operating expenses decreased to 21.3% of net sales in 2011 from 22.2% in 2010. For 2011, J. Alexander’s Corporation had restaurant operating margin of 8.5%, up from 7.7% in 2010.

Stout said that the significant income tax benefit recorded in 2010 is primarily the result of additional depreciation deductions based on an asset cost segregation study performed by the Company.

Outlook For Fiscal 2012

“Sales were strong in the last half of fiscal 2011 versus some very robust comparable results from the third and fourth quarters of 2010,” Stout observed. “From an economic viewpoint, we see signs of improvement in most of our markets. We believe that as long as vital signs of the economy strengthen, we will continue to be able to grow sales.”

Stout said that the Company increased menu prices by approximately 2.0% late in the fourth quarter in order to offset a portion of the impact of higher input costs for beef and other commodities. He said that although additional increases in food prices are expected in 2012, the Company has made some buying and product decisions which, along with menu price increases, are expected to lower the Company’s cost of sales as a percentage of net sales. “We also anticipate that operating expenses will be down compared to 2011 based on some of the decisions we made this past year.”

Stout emphasized that the aggregate impact of positive steps taken by the Company in recent months “is already evident in the Company’s performance for the first quarter of fiscal 2012.” He noted that cost of sales as a percentage of net sales has decreased significantly in the first two months of the first quarter of 2012 compared to the fourth quarter of last year and is also down from the first two months of the first quarter of 2011. He said that if prevailing trends continue J. Alexander’s Corporation expects first quarter average weekly same store sales to rise between 4% and 5% over the first quarter of 2011. Based on current estimates net income for the first quarter of 2012 is estimated to reach $2,100,000 to $2,400,000 compared to $1,062,000 reported in the first quarter of 2011 with earnings per diluted share improving to between $.34 and $.39 compared to $.18 in the first quarter of 2011. These amounts would represent record first quarter earnings for the Company since the inception of J. Alexander’s. “We are very pleased with our recent results and believe this is a remarkable start to a promising new fiscal year,” Stout added. Estimates do not include the amount of costs that may be incurred in connection with a contested election of directors.

About J. Alexander’s Corporation

J. Alexander’s Corporation operates 33 J. Alexander’s restaurants in thirteen states: Alabama, Arizona, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee and Texas. J. Alexander’s is an upscale, contemporary American restaurant known for its wood-fired cuisine. The Company’s menu features a wide selection of American classics, including steaks, prime rib of beef and fresh seafood, as well as a large assortment of interesting salads, sandwiches and desserts. J. Alexander’s also has a full-service bar that features an outstanding selection of wines by the glass and bottle.

J. Alexander’s Corporation is headquartered in Nashville, Tennessee.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Actual results, performance or developments could differ materially from those expressed or implied by those forward-looking statements as a result of known or unknown risks, uncertainties and other factors. These risks, uncertainties and factors include the Company’s ability to maintain satisfactory guest count levels and maintain or increase sales and operating margins in its restaurants under weak economic conditions, which may continue indefinitely and which could worsen, potentially resulting in additional asset impairment charges and/or restaurant closures and charges associated therewith; the effect of higher gasoline prices or commodity prices, unemployment and other economic factors on consumer demand; increases in food input costs or product shortages and the Company’s response to them; changes in consumer spending, consumer tastes, and consumer attitudes toward nutrition and health; the potential impact of mandated food content labeling and disclosure legislation; costs that may be incurred in connection with the contested election of directors; expenses incurred if the Company is the subject of claims or litigation, including matters resulting from complaints or allegations from current, former or prospective employees, or increased governmental regulation; the impact associated with recently passed federal health care reform legislation, including the operating costs necessary to comply with applicable health care benefit requirements; the impact of tax audits conducted by the Internal Revenue Service and various state tax authorities; increases in the minimum wage the Company is required to pay; availability of qualified employees; increased cost of utilities, insurance and other restaurant operating expenses; potential fluctuations of quarterly operating results due to seasonality and other factors; the effect of hurricanes and other weather disturbances which are beyond the control of the Company; the number and timing of new restaurant openings and the Company’s ability to operate them profitably; competition within the casual dining industry, which is very intense; competition by the Company’s new restaurants with its existing restaurants in the same vicinity; fluctuations in the Company’s operating results which could affect compliance with its debt covenants and ability to borrow funds; conditions in the U.S. credit markets and the availability of bank financing on acceptable terms; changes in accounting standards, which may affect the Company’s reported results of operations; and expenses the Company may incur in order to comply with changing corporate governance and public disclosure requirements of the Securities and Exchange Commission and The NASDAQ Stock Market. These as well as other factors are discussed in detail in the Company’s filings made with the Securities and Exchange Commission and other communications.

J. Alexander's Corporation and Subsidiaries Consolidated Statements of Income (Unaudited in thousands, except per share amounts)

	Quarter Ended		Year Ended
	Jan. 1	Jan. 2	Jan. 1	Jan. 2
	2012	2011	2012	2011

Net sales	$40,918	$38,793	$157,175	$149,018
Costs and expenses:
Cost of sales	13,745	12,736	52,258	48,068
Restaurant labor and related costs	13,144	12,763	52,281	50,489
Depreciation and amortization of restaurant property and equipment	1,467	1,460	5,900	5,948
Other operating expenses	8,141	8,203	33,410	33,022
Total restaurant operating expenses	36,497	35,162	143,849	137,527
General and administrative expenses	3,405	2,499	10,627	9,229
Operating income	1,016	1,132	2,699	2,262
Other income (expense):
Interest expense	(408)	(420)	(1,665)	(1,852)
Other, net	47	20	113	34
Total other expense	(361)	(400)	(1,552)	(1,818)
Income before income taxes	655	732	1,147	444
Income tax benefit (provision)	(311)	(237)	(290)	2,352
Net income	$344	$495	$857	$2,796

Earnings per share:
Basic earnings per share	$.06	$.08	$.14	$.47
Diluted earnings per share	$.06	$.08	$.14	$.47

Weighted average number of shares:
Basic earnings per share	5,993	5,963	5,987	5,955
Diluted earnings per share	6,133	6,024	6,097	5,998

J. Alexander's Corporation and Subsidiaries Consolidated Statements of Income Percentages of Net Sales (Unaudited)

	Quarter Ended		Year Ended
	Jan. 1	Jan. 2	Jan. 1	Jan. 2
	2012	2011	2012	2011
Net sales	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of sales	33.6	32.8	33.2	32.3
Restaurant labor and related costs	32.1	32.9	33.3	33.9
Depreciation and amortization of restaurant property and equipment	3.6	3.8	3.8	4.0
Other operating expenses	19.9	21.1	21.3	22.2
Total restaurant operating expenses	89.2	90.6	91.5	92.3
General and administrative expenses	8.3	6.4	6.8	6.2
Operating income	2.5	2.9	1.7	1.5
Other income (expense):
Interest expense	(1.0)	(1.1)	(1.1)	(1.2)
Other, net	0.1	0.1	0.1	–
Total other expense	(0.9)	(1.0)	(1.0)	(1.2)
Income before income taxes	1.6	1.9	0.7	0.3
Income tax benefit (provision)	(0.8)	(0.6)	(0.2)	1.6
Net income	0.8%	1.3%	0.5%	1.9%

Note: Certain percentage totals do not sum due to rounding.

Average Weekly Sales Information:

Average weekly sales per restaurant	$95,100	$90,200	$91,600	$86,800
Percent change	5.4%		5.5%

Same store weekly sales per restaurant	$95,100	$90,200	$91,600	$86,800
Percent change	5.4%		5.5%

J. Alexander's Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited in thousands)

	January 1	January 2
	2012	2011
ASSETS
Current Assets
Cash and cash equivalents	$7,917	$8,602
Other current assets	9,493	5,306
Total current assets	17,410	13,908

Other assets	1,797	1,684
Property and equipment, net	71,955	74,699
Deferred income taxes	152	152
Deferred Charges, net	416	508
	$91,730	$90,951

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$13,068	$13,071
Long-term debt and capital lease obligations	17,356	18,479
Other long-term liabilities	11,521	10,871
Stockholders’ equity	49,785	48,530
	$91,730	$90,951

CONTACT:
J. Alexander’s Corporation
R. Gregory Lewis, 615-269-1900